Exhibit 10.20

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this "Agreement") is entered into as of the date set forth below, by and between  WhiteSmoke Inc., a Delaware Corporation, with offices at 501 Silverside Road, Wilmington, Delaware 19809 ("Parent"), WhiteSmoke Israel Ltd., a wholly owned subsidiary of Parent, private company organized under the Laws of the State of Israel, whose principal office is located at 11 Kehilat Saloniki Street, Tel-Aviv (the "Company", and together with Parent, the "Group") and Liran Brenner, (I.D. no. 32085375 whose address is 39/3 Shmuel Tamir Street Ramat Aviv, Tel Aviv, Israel (the: “Employee”), dated July 1, 2011.

WHEREAS, the Company desires to employ the Employee in the position of Chief Technical Officer of the Group (the: “Position”) and the Employee desires to enter into such employment, on the terms and conditions hereinafter set forth; and

WHEREAS, the Position is of significant policy-making authority for the Group and therefore the Employee shall constitute an executive officer of both Parent and the Company.

NOW, THEREFORE, in consideration of the respective agreements of the parties contained herein, the parties agree as follows:

1.	Employment

1.1	The terms of this Agreement shall be effective as of January 1, 2011 ("Effective Date").

1.2
The Employee served as a consultant to the Company until the Effective Date of this Agreement. Upon the Effective Date, the relationship between the parties shall change to an employer – employee relationship. The Employee hereby declares that she has received any and all amounts due to her under the provision of services by her to the Company as a consultant and that neither she, nor anyone on her behalf, shall have any claim whatsoever against the Company in connection with the period in which she served as a consultant to the Company.

1.3
The Employee shall report to the Board of Directors of the Company, and the Board of Directors of the Parent (the “Board”). The Employee shall perform the duties, undertake the responsibilities and exercise the authority as determined from time to time by the Board and as customarily performed, undertaken and exercised by persons situated in a similar capacity.

1.4
During the course of the Employee’s employment with the Company, the Employee shall honestly, diligently, skillfully and faithfully serve the Group. The Employee undertakes to devote best efforts and utilize all available qualifications and skills to promote the business and affairs of the Group, and further undertakes loyally and fully to comply with the directives, policies and orders of the Group. The Employee shall act at all times in a manner befitting the Employee’s position and status in the Group.

1.5
The Employee undertakes promptly to notify the Company regarding any matter or subject in respect of which the Employee has a personal interest and/or which might create a conflict of interest with the Employee’s position in the Group.

1.6
The Employee shall be employed on a full time basis, and will devote full time and attention to the business and affairs of the Group as may be required to discharge the responsibilities assigned to the Employee hereunder. During the term of this Agreement the Employee shall not engage in any other employment nor directly or indirectly engage in any other business activities in any capacity for any other person, firm or company whether or not for consideration, without the express prior written consent of the Company.

1.7	The Employee hereby makes the following representations and undertakings for the benefit of the Group:

1.7.1	There are no undertakings or agreements preventing the Employee from making the commitments described herein and performing Employee’s obligations pursuant to this Agreement.

1.7.2
To the best of the Employee’s knowledge, the Employee is not currently, nor will the Employee be deemed to be by virtue of entering into this Agreement, in breach of any of the Employee’s obligations towards any former employer, including, without limitation, any non-competition or confidentiality undertakings.

1.7.3
In carrying out the Employee’s duties under this Agreement, the Employee shall not make any representations or make any commitments on behalf of the Company, except as authorized to do so expressly and in advance.

1.7.4
The Employee acknowledges and agrees that the Company is entitled to conduct inspections within the offices of any member of the Group and on the computers of any member of the Group and other devices, including inspections of electronic mail transmissions, internet usage and inspections of their content. For the avoidance of any doubt, it is hereby clarified that findings of any such examinations shall be the Group's sole property.  The Employee acknowledges and agrees that any messages and data sent from, received by, or stored in or on the computers of any member of the Group and communications systems are the sole property of the Group, regardless of the form and/or content of these messages and data.  The Employee should not consider messages and data sent from, received by, or stored in or upon a computer of a member of the Group and communications systems to be private and should not send, receive, or store sensitive personal or private information using these systems.  The Employee is deemed to have consented to any reasonable use, transfer and disclosure of all messages and data contained or sent via the computer and communications systems of any member of the Group, including electronic mail.

1.7.5
The Employee grants consent to the Group and its affiliates and employees, wherever they may be located, to utilize and process the Employee’s personal information, including data collected by the Group for purposes related to the Employee’s employment. This may include transfer of the Employee’s personnel records outside of Israel and further transfers thereafter. All personnel records are considered confidential and access will be limited and restricted to individuals with a need to know or process that information solely for purposes relating to the Employee’s employment, such as management teams and human resource personnel. Any member of the Group and its respective affiliates and employees may share personnel records as needed solely for such purposes with third parties assisting human resources administration.

1.8
The duties of the Employee in accordance with this Agreement involve duties which require of her special personal care and loyalty, and therefore the directives of the Work Hours and Rest Law, 1951, or any law to be enacted in its place, will not be applicable to the Employee or to her activities which she will perform for the  Group and as such, the Employee will not be entitled to remuneration according to the Work Hours and Rest Law, 1951.

2.	Salary and Bonus

2.1
The Company agrees to pay to the Employee during the term of this Agreement a gross monthly salary of $7,555 (seven thousand five hundred fifty five U.S. dollars) (the: “Salary”). All amounts shall be paid in NIS in accordance with the representative rate of exchange of the U.S. dollar last published by the Bank of Israel prior to the date of payment, but in no event at an exchange rate of less than NIS 3.60: $1.00. An amount equal to $1,000 of the Salary is a special compensation for the Employee's obligation to confidentiality and not to compete with the Company, as set forth in Appendix B attached hereto (the "Special Compensation"). In the event of a breach by Employee of any of any of the provisions in Appendix B, Employee shall promptly return to the Company, the Special Consideration, together with interest and linkage differentials.

2.2
The Employee acknowledges that the nature of her employment is such that the Company cannot monitor her work hours. Therefore, the laws and regulations of Work and Rest Act – 1951 shall not apply to this Agreement and to the Employee’s relationship with the Company. The Employee acknowledges that she shall not be entitled to any further remuneration or payment whatsoever other than the Salary and/or benefits set out herein, unless expressly specified in this Agreement or otherwise agreed upon by the Company and the Employee in writing.

2.3
In the event of an initial public offering of the Parent securities, by no later than October 31, 2011 (the: “IPO”) the Salary shall increase to $11,111 (eleven thousand one hundred and eleven U.S. dollars). All amounts shall be paid in NIS in accordance with the representative rate of exchange of the U.S. dollar last published by the Bank of Israel prior to the date of payment, but in no event at an exchange rate of less than NIS 3.60: $1.00.

2.4
The Salary will be paid monthly, no later than the ninth day each month, one month in arrears, after deduction of any and all taxes and charges applicable to the Employee, as may be currently in effect or which may hereafter be enacted or required by law. The Employee shall notify the Company of any changes which may affect the Employee’s tax liability.

An amount equal to $1,000 of the Salary is a special compensation for the Employee’s obligation to confidentiality and not to compete with the Company, as set forth in Exhibit C attached hereto (the “Special Compensation”).  In the event of a breach by Employee of any of the provisions in Exhibit C, Employee shall promptly return to the Company, the Special Consideration, together with interest and linkage differentials.

3.	Options

The Parent shall grant the Employee options to purchase 19,000 (Nineteen Thousand) shares of Common Stock of the Parent, par value $0.01 each (the: "Options"), at an exercise price of $1.14, in accordance with section 102 of the Capital Gains Tax Track to the Income Tax Ordinance [New Version] 1961. The Options shall be subject to the terms and conditions of the Parent's 2006 Share Option Plan (the: "Plan") and as more fully detailed in the Option Grant Agreement attached hereto as Exhibit A.

4.	Employment Benefits

4.1	The Employee shall be entitled to the following benefits:
4.1.1	Pension Insurance. The Company will pay on behalf of the Employee, either to an insurance company or to a pension fund (at the Employee’s discretion), an amount equal to:

(a) 8.33% of the Salary, which amount shall be allocated to a fund for severance pay; and

(b) 5% of the Salary, in case of an insurance policy, or 6%, in case of a pension fund, which amount shall be allocated to a provident fund or pension plan.

In addition, the Company will deduct an amount equal to 5% of the Salary, in case of an insurance policy, or 5.5% of the Salary, in case of a pension plan, which amount shall constitute the Employee's contribution to the manager’s insurance premium for the provident fund or pension plan.

In the event that the Employee chooses that payments be made to an insurance policy (and not to a pension fund), the Company will also contribute up to 2.5% of the Salary on account of disability insurance, provided that such insurance is available for the Employee.

The Employee hereby agrees and acknowledges that all of the payments that the Company shall make to the abovementioned manager’s insurance policy or pension fund shall be in lieu of any severance pay to which the Employee or the Employee’s successors shall be entitled to receive from the Company with respect to the Salary from which these payments were made for the period during which they were made, in accordance with Section 14 of the Severance Pay Law Order of the Minister of Labor and Welfare, published in the Official Publications Gazette No. 4659 on June 30, 1998, and modified later on, attached hereto as Exhibit B. The Company hereby waives in advance any claim it has or may have to be refunded any of the payments made to the manager’s insurance policy or pension fund, unless (1) the Employee’s right to severance pay is invalidated by a court ruling on the basis of Sections 16 or 17 of the Law (and in such case only to the extent it is invalidated), or (2) the Employee withdrew funds from the manager’s insurance policy for any reason other than death, disability or retirement at the age of 60 or more.

4.2
Educational Fund (Keren Hishtalmut).  The Company will contribute to a recognized educational fund an amount equal to 7.5% of each monthly payment of the Salary and will deduct from each monthly payment and contribute to such educational fund an additional amount equal to 2.5% of the Salary.

4.3
Sick Leave.  The Employee shall be entitled to fully paid sick leave pursuant to the Sick Pay Law 5736 – 1976. Should the Employee receive any payments from the insurer under the Employee’s disability insurance policy, such payments will be in place of any payment that would otherwise be due to the Employee from the Company under law.

4.4	Annual Recuperation Allowance (Dme'i Havra'a). The Employee shall be entitled to annual recuperation allowance according to the applicable directive.

4.5
Vacation.  The Employee shall be entitled to an annual vacation of 20 (Twenty) working days at full pay.  A “working day” means any of the days Sunday to Thursday, inclusive. The dates of vacation will be coordinated between the Employee and the Board in advance. Subject to the provision of due and reasonable prior notice, the Company may require the Employee to take vacation leave in accordance with applicable law.  The Employee must take at least 7 (Seven) consecutive vacation days per calendar year and may accumulate unused vacation days up to a maximum amount of 30 (Thirty) days. Any unused vacation days beyond this limit will be forfeited, subject to applicable law. With the termination of this Agreement, the Employee will receive be reimbursed for the accumulated vacation days.

4.6
Cellular Phone. The Company shall provide the Employee with a cellular phone, and shall finance the use thereof up to the sum set by time to time by the Company. Any use beyond this sum shall be deducted directly from the Employee’s Salary, and the Employee hereby consents to this. The use of the cellular phone shall be for personal and work related matters. Tax in respect of this benefit shall be paid by the Employee. It is the Employee’s responsibility to preserve the cell phone. In any event, the Employee shall not be entitled to use the cell phone as a pledge and shall relinquish it to the Company promptly upon its first request.

5.	Termination

5.1	Employment under this Agreement will be continue until either party gives the other a 60 days prior written notice of termination of this Agreement (the: "Notice Period").

5.2	Notwithstanding the above stated in section 5.1, subject to a completion of an IPO, the Notice Period shall be extended to 90 days.

5.3
In addition, the Company shall have the right to terminate this Agreement at any time by written notice in the event of Cause (as defined below). In such event, this Agreement and the employment relationship shall be deemed effectively terminated as of the time of delivery of such notice, the Employee will not be entitled to any payment in lieu of notice period and any office which the Employee held with or function performed for, the Parent, shall terminate immediately.

5.4
The term “Cause” shall mean (a) the Employee being convicted of a crime of moral turpitude, (b) a material breach of the Employee’s fiduciary duties towards the Company or Parent, including, without limitation, theft, embezzlement, or self-dealing, (b) engagement by the Employee in competing activities, or a material breach of the Employee’s confidentiality and non-disclosure obligations towards the Company or the Parent; or (c) any other circumstances under which severance pay (or part of it) may be denied the Employee upon termination of employment under the applicable Israeli law.

5.5
In any event of the termination of this Agreement, the Employee shall immediately return all Company or Parent property, equipment, materials and documents and the Employee shall cooperate with the Group and use the Employee’s best efforts to assist with the integration into the Group of the person or persons who will assume the Employee’s responsibilities.  At the option of the Company, the Employee shall during such period either continue to fulfill the Employee’s duties hereunder or remain absent from the premises of the Group.  Under no circumstances will the Employee have a lien over any property provided by or belonging to the Group.

5.6
Notwithstanding anything contained herein to the contrary, the Company at its sole discretion shall have the right to terminate the employment relationship (which shall include for this purpose, any office held with or function performed for, the Parent) with immediate effect or prior to the end of the notice period set forth above and make payment to the Employee in lieu of advance notice or the remainder of the term to which the Employee would otherwise be entitled in accordance with applicable law.

6.	Confidentiality; Proprietary Rights

The Employee has executed and agrees to be bound by the provisions governing confidentiality, proprietary rights and non-competition contained in Exhibit C to this Agreement, which provisions will survive termination of this Agreement for any reason.

7.	Successors and Assigns

7.1	This Agreement shall be binding upon and shall inure to the benefit of the Company, the Parent and their successors and assigns.

7.2
Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by the Employee or the Employee’s beneficiaries or legal representatives, except by will or by the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Employee's legal personal representative.

8.	Notice

For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be deemed to have been duly given when personally delivered or sent by registered mail, postage prepaid, addressed to the respective addresses set forth above or last given by each party to the other.  All notices and communications shall be deemed to have been received on the date of delivery thereof, except that notice of change of address shall be effective only upon receipt.

9.	Miscellaneous

9.1
No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Employee, the Company and the Parent.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  No agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party unless expressly set forth in this Agreement.

9.2	All of the provisions of this Agreement come to supplement the Employee’s undertakings and to complement one another and not to detract therefrom.

9.3
It is hereby acknowledged that the Company or the Parent may be required to disclose the terms of this Agreement, and/or other information relating to the Employee's employment by the Company, including, without limitations, details regarding the Employee's salary and benefits. The Employee hereby consents to such disclosure, and waives any rights or claims the Employee may have in connection with such disclosure.

10.	Governing Law

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Israel.

11.	Severability

In the event that any provision of this Agreement is held invalid or unenforceable in any circumstances by a court of competent jurisdiction, the remainder of this Agreement, and the application of such provision in any other circumstances, shall not be affected thereby, and the unenforceable provision shall be enforced to the maximum extent permissible under law, or otherwise shall be replaced by an enforceable provision that most nearly approximates the intent of the unenforceable provision. In the event that a court of competent jurisdiction shall determine that any provision of this Agreement or the application thereof is unenforceable in whole or in part because of the duration, scope or geographic area thereof, the parties hereto agree that said court in making such determination shall have the power to reduce the duration, scope or geographic area of such provision to the extent necessary to make it enforceable, and that the Agreement in its reduced form shall be valid and enforceable to the full extent permitted by law.

12.	Interpretation.

The preamble to this Agreement and the schedules and exhibits to this Agreement constitute an integral part herein. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

13.	Entire Agreement

13.1
This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof.

13.2
This Agreement is a personal and specific employment agreement, which formalizes the relations between the Company, the Parent and the Employee, and which sets forth, in an exclusive and exhaustive manner, the Employee’s terms of employment by the Company. The Employee affirms that this Agreement provides the Employee with preferential rights and terms above those offered to other employees of the Company, and the parties therefore affirm that no customs, conventions, norms, agreements or other arrangements shall apply to the Employee.

14.	Prevention of Sexual Harassment

The Company does not tolerate violation of the Prevention of Sexual Harassment Law (the: “Law”). The Employee acknowledges that the Company brought to her attention the Company’s practice regarding prevention of sexual harassment, including the existence of guidelines for the prevention of sexual harassment, which may be viewed at any time with the person appointed to enforce the Law in the Company.

15.	Waiver

No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Employee, the Parent and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

16.	Notice to Employee (Employment Terms)
The parties agree that this Agreement constitutes, among others, notification in accordance with the Notice to Employees (Employment Terms) Law, 2002.

IN WITNESS WHEREOF:

WhiteSmoke Israel Ltd.		Employee
By:	/s/ Hilla Ovil-Brenner	Name:	Liran Brenner
Name:	Hilla Ovil-Brenner	ID#:	025362765
Title:		Signature:	/s/ Liran Brenner
Signature:		Dated:	2.8.2011
Dated:

WhiteSmoke Inc.
By:	/s/ Hilla Ovil-Brenner
Name:	Hilla Ovil-Brenner
Title:
Signature:
Dated:

Exhibit A

Option Grant Agreement

THIS OPTION AGREEMENT ("Agreement") is made and entered into as of March 31, 2011, by and between WhiteSmoke, Inc., a Delaware corporation, ("Company"), WhiteSmoke Israel Ltd., an Israeli company ("Subsidiary"), and Liran Brenner, Israeli ID no. 025362765 ("Optionee").

WHEREAS, on March 13, 2006 the Company and the Subsidiary duly adopted and approved the WhiteSmoke 2006 Employee Share Option Plan, a copy of which is appended hereto as Exhibit A, forming an integral part hereof ("Plan"); and

WHEREAS, pursuant to the Plan, the Company and the Subsidiary have decided to grant Options to purchase Shares of the Company to the Optionee, and the Optionee has agreed to such grant, subject to all the terms and conditions as set forth in the Plan and as provided herein;

NOW, THEREFORE, it is agreed as follows:

1.	Preamble, Exhibits and Definitions

1.1	The preamble and exhibits to this Agreement constitute an integral part hereof.

1.2	Unless otherwise defined herein, capitalized terms used herein shall have the meaning ascribed to them in the Plan.

2.	Grant of Options

2.1
The Company hereby grants to the Optionee the number of Options as set forth in Exhibit B hereto, each Option shall be exercisable for one Share, upon payment of the Purchase Price as set forth in Exhibit B, subject to the terms and the conditions as set forth in the Plan and as provided herein.

2.2
The Optionee is aware that the Company intends in the future to issue additional shares and to grant additional options to various entities and individuals, as the Company in its sole discretion shall determine.

3.	Period of Option and Conditions of Exercise

3.1
The terms of this Option Agreement shall commence on the Date of Grant and terminate at the Expiration Date, or at the time at which the Option expires pursuant to the terms of the Plan or pursuant to this Option Agreement.

3.2
Options may be exercised only to purchase whole Shares, and in no case may a fraction of a Share be purchased. If any fractional Share would be deliverable upon exercise, such fraction shall be rounded up one-half or less, or otherwise rounded down, to the nearest whole number.

4.	Adjustments

Notwithstanding anything to the contrary in the Plan and in addition thereto, if in any Transaction as described in the Plan, a Successor Company (or parent or subsidiary of the Successor Company) does not agree to assume or substitute for the Options, all unexercised Options shall be expired as of the date of the Transaction.

5.	Vesting; Period of Exercise

Subject to the provisions of the Plan, Options shall vest and become exercisable according to the Vesting Dates set forth in Exhibit B hereto, provided that the Optionee is an Employee of or providing services to the Company and/or its Affiliates on the applicable Vesting Date.  All unexercised Options granted to the Optionee shall terminate and shall no longer be exercisable on the Expiration Date, as described in the Plan.

6.	Exercise of Options

6.1	Options may be exercised in accordance with the provisions of the Plan.

6.2
In order for the Company to issue Shares upon the exercise of any of the Options, the Optionee hereby agrees to sign any and all documents required by any applicable law and/or by the Company's Certificate of Incorporation as amended from time to time.

6.3
The Company shall not be obligated to issue any Shares upon the exercise of an Option if such issuance, in the opinion of the Company, might constitute a violation by the Company of any provision of law.

7.	Restrictions on Transfer of Options and Shares

7.1
The transfer of Options and the transfer of Shares to be issued upon exercise of the Options shall be subject to the limitations set forth in the Plan and in the Company's Certificate of Incorporation as amended from time to time and any stockholders' agreement to which the holders of shares of common stock of the Company are bound.

7.2
The Optionee acknowledges that in the event the Company's shares shall be registered for trading in any public market, the Optionee's right to sell Shares may be subject to limitations (including a lock-up period), as will be requested by the Company or its underwriters, and the Optionee unconditionally agrees and accepts any such limitations. The Optionee acknowledges that in order to enforce the above restriction, the Company may impose stop-transfer instructions with respect to the exercised Shares.

7.3	The Optionee shall not dispose of any Shares in transactions which violate, in the opinion of the Company, any applicable laws, rules and regulations.

7.4
The Optionee agrees that the Company shall have the authority to endorse upon the certificate or certificates representing the Shares such legends referring to the foregoing restrictions, and any other applicable restrictions as it may deem appropriate (which do not violate the Optionee's rights according to this Option Agreement).

8.	Taxes; Indemnification

8.1
Any tax consequences arising from the grant or exercise of any Option, from the payment for Shares covered thereby or from any other event or act (of the Company and/or the Subsidiary, or the Optionee), hereunder, shall be borne solely by the Optionee. The Company and/or the Subsidiary shall withhold taxes according to the requirements under the applicable laws, rules, and regulations, including withholding taxes at source. Furthermore, the Optionee hereby agrees to indemnify the Company and/or the Subsidiary and hold them harmless against and from any and all liability for any such tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Optionee.

8.2
The Optionee will not be entitled to receive from the Company any Shares allocated or issued upon the exercise of Options prior to the full payments of the Optionee's tax liabilities arising from Options which were granted to him and/or Shares issued upon the exercise of Options. For the avoidance of doubt, the Company shall not be required to release any share certificate to the Optionee until all payments required to be made by the Optionee have been fully satisfied.

8.3
The receipt of the Options and the acquisition of the Shares to be issued upon the exercise of the Options may result in tax consequences. THE OPTIONEE IS ADVISED TO CONSULT A TAX ADVISER WITH RESPECT TO THE TAX CONSEQUENCES OF RECEIVING OR EXERCISING THIS OPTION OR DISPOSING OF THE SHARES.

9.	Miscellaneous

9.1	No Obligation to Exercise Options. The grant and acceptance of these Options imposes no obligation on the Optionee to exercise it.

9.2
Confidentiality.  The Optionee shall regard the information in this Option Agreement and its exhibits attached hereto as confidential information and the Optionee shall not reveal its contents to anyone except when required by law or for the purpose of gaining legal or tax advice.

9.3
Continuation of Employment or Service.  Neither the Plan nor this Option Agreement shall impose any obligation on the Company or the Subsidiary to continue the Optionee's employment or service and nothing in the Plan or in this Option Agreement shall confer upon the Optionee any right to continue in the employment or service of the Company and/or an Affiliate or restrict the right of the Company or an Affiliate to terminate such employment or service at any time.

9.4
Entire Agreement. Subject to the provisions of the Plan to which this Option Agreement is subject, this Option Agreement, together with the exhibits hereto, constitute the entire agreement between the Optionee and the Company with respect to Options granted hereunder, and supersedes all prior agreements, understandings and arrangements, oral or written, between the Optionee and the Company with respect to the subject matter hereof.

9.5
Failure to Enforce - Not a Waiver. The failure of any party to enforce at any time any provisions of this Option Agreement or the Plan shall in no way be construed to be a waiver of such provision or of any other provision hereof.

9.6
Provisions of the Plan. The Options provided for herein are granted pursuant to the Plan and said Options and this Option Agreement are in all respects governed by the Plan and subject to all of the terms and provisions of the Plan.  Any interpretation of this Option Agreement will be made in accordance with the Plan but in the event there is any contradiction or inconsistency between the provisions of this Option Agreement and the Plan, the provisions of the Option Agreement will prevail.

9.7	Binding Effect. The Plan and this Option Agreement shall be binding upon the heirs, executors, administrators and successors of the parties hereof.

9.8
Notices. All notices or other communications given or made hereunder shall be in writing and shall be delivered or mailed by registered mail or delivered by email or facsimile with written confirmation of receipt to the Optionee and/or to the Company and/or the Subsidiary at the addresses shown on the letterhead above, or at such other place as the Company or the Subsidiary may designate by written notice to the Optionee. The Optionee is responsible for notifying the Company and the Subsidiary in writing of any change in the Optionee's address, and the Company shall be deemed to have complied with any obligation to provide the Optionee with notice by sending such notice to the address indicated below.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

/s/ Hilla Ovil-Brenner	/s/ Hilla Ovil-Brenner
WhiteSmoke, Inc.	WhiteSmoke Israel Ltd.

I, the undersigned, hereby acknowledge receipt of a copy of the Plan and accept the Options subject to all of the terms and provisions thereof.  I have reviewed the Plan and this Option Agreement in its entirety, have had an opportunity to obtain the advice of counsel prior to executing this Option Agreement, and fully understand all provisions of this Option Agreement.  I agree to notify the Company upon any change in the residence address indicated above.

3/31/2011	/s/ Liran Brenner
Date	Liran Brenner

Exhibits

Exhibit A	WhiteSmoke 2006 Employee Share Option Plan

Exhibit B	Terms of the Option

Proxy

Exhibit B

TERMS OF THE OPTION

Name of the Optionee:	Liran Brenner

Date of Grant:	March 31, 2011

Vesting Commencement Date:	Closing of Company's Initial Public Offering __________

Designation:	☐ Approved 102 Option:

Capital Gain Option (CGO) ☒ ;or

Ordinary Income Option (OIO) ☐

☐ Unapproved 102 Option

☑ 3(i) Option

Number of Options granted:	19,000

Purchase Price:	$1.14

Vesting Schedule:

The Options shall be exercisable in whole or in part, according to the following vesting schedule:

60% to vest on the 1st anniversary of the Vesting Commencement Date, 20% to vest on the 2nd anniversary of the Vesting Commencement Date and the remaining 20%  to vest on the 3rd anniversary of the Vesting Commencement Date.

The options may be exercised using a broker-assisted cashless exercise, pursuant to which the Company's broker shall engage in a same-day short sale of the number of shares of common stock of the Company (the "Shares") for which the option has been exercised. The broker shall advance the Company proceeds of the sale equal to the exercise price plus any amount required for covering any withholding taxes and the remaining proceeds shall be available to the Optionee. Any broker costs shall be borne by the Company.

/s/ Liran Brenner	/s/ Hilla Ovil-Brenner	/s/ Hilla Ovil-Brenner
Liran Brenner	WhiteSmoke, Inc.	WhiteSmoke Israel Ltd.

PROXY

The undersigned, as a holder of securities of WhiteSmoke, Inc. described below, hereby irrevocably appoints WhiteSmoke, Inc. as my proxy to attend all shareholders' meetings and to vote, execute consents, and otherwise represent me with respect to exercised shares (i.e. options exercised into shares pursuant to the 2006 Employee Share Option Plan in the same manner and with the same effect as if the undersigned were personally present at any such meeting or voting such securities or personally acting on any matters submitted to shareholders for approval or consent.

This proxy is made pursuant the WhiteSmoke 2006 Employee Share Option Plan.

The Shares shall be voted by the proxy holder in the same proportion as the votes of the other shareholders of the Company.

This proxy is irrevocable as it may affect rights of third parties.

The irrevocable proxy will remain in full force and effect until the consummation of an IPO, upon which it will terminate automatically.

This proxy shall be signed exactly as the shareholder's name appears on his share certificate. Joint shareholders must each sign this proxy. If signed by an attorney in fact, the Power of Attorney must be attached.

Name	Signature	Date

EXHIBIT B

General Approval (Consolidated Version) Regarding
Employer Payments to Pension Funds and Insurance
Funds in Lieu of Severance Pay
Pursuant to the Severance Pay Law, 1963

Pursuant to my authority according to appendix 14 of the Severance Pay Law, 1963 (the "Law”), I confirm that payments made by an employer as of the date of the publication of this General Approval, for its employee to a comprehensive pension in a provident fund for a pension that is not an insurance fund as defined in the Income Tax Regulations (Guidelines for Approving and Managing Provident Funds), 1964 (a “Pension Fund”), or to a managers’ insurance that includes the possibility of pension payments or a combination of payments to a pension program and a program that is not for a pension, in such managers' insurance fund (an “Insurance Fund”), including payments made while combining payments to the Pension Fund and Insurance Fund, whether a pension plan exists in the Insurance Fund or not ("Employer Payments"), will be in lieu of severance pay due to the said employee as a result of the salary from which said payments were paid and the period of time in which they were made (the “Exempt Salary”); provided that all of the following conditions are met:

(1)	Employer Payments –

(a)
For pension funds, must be no less than 14  1/3 % of the Exempt Salary or 12 % of the Exempt Salary if the employer also makes payments for the completion of severance pay to the severance pay fund or an Insurance Fund in the name of the employee, of 2 1/3 % of the Exempt Salary. In the event that the employer did not pay the said 2 1/3 % in addition to the 12%, the payments will be in lieu of 72 % of the employee’s severance pay;

(b)	Insurance Funds, must be no less than one of the following:

(1)
13 1/3 % of the Exempt Salary, if the employer also pays the employee, payments for monthly guaranteed minimum income in the event of work disability, in a plan approved by the Commissioner of Capital Market Insurance and Savings Department at the Ministry of Finance, the lower of,  an amount necessary to secure 75% of the Exempt Salary, and at least 2 ½ % of the Exempt Salary (“Disability Payments”);

(2)
11 % of the Exempt Salary, if the employer paid in addition Disability Payments, in which case the employer’s payments will be in lieu of 72% of the employee’s severance pay only. If the employer paid in addition to the foregoing, also payments towards the completion of severance pay to the severance pay fund or Insurance Fund in the name of the employee, in the amount of 2 1/3% of the Exempt Salary, the Employer Payments will be in place of 100% of the employee’s severance pay.

(2)	No later than three months from the commencement of the Employer Payments, an agreement in writing between the employer and employee will be executed in which:
(a)
The employee’s consent to this arrangement in accordance with this Approval in a form that details the Employer Payments and the Pension Fund and Insurance Fund, as applicable; the said agreement must also include the wording of this Approval;

(b)
The employer’s waiver in advance of any right that he may have to a refund of his Employer Payments, unless the employee’s rights to severance pay were revoked in a court ruling under Sections 16 or 17 of the Law and in the event that it was revoked or the employee withdrew funds from the pension fund or the insurance fund in an event that is not a “qualifying event”; for this purpose, “Qualifying Event” is death, disability or retirement at the age of sixty or more.

(c)
Nothing in this Approval is intended to adversely affect the employee’s rights to severance pay by law, a collective agreement, an extension order or an employment agreement, resulting from the salary beyond the Exempt Salary.

EXHIBIT C

CONFIDENTIALITY, NON-COMPETITION AND
INTELLECTUAL PROPERTY ASSIGNMENT AGREEMENT

My obligations under this Confidentiality, Non-Competition and Intellectual Property Assignment Agreement are towards WhiteSmoke, Inc. and WhiteSmoke Israel Ltd. (together, the "Company"), and towards their present and future parent companies, subsidiaries, affiliates and successors. All of the aforementioned entities shall be referred to collectively as the "Company's Entities".

1.	Confidentiality
I will regard and retain as confidential and will not divulge to any third party, or use for any unauthorized purposes either during or after the term of my employment by the Company, any confidential information, as defined below, that I have acquired during my service or in connection with my service or contacts with the Company's Entities, without the written consent of an authorized representative of the Company.

2.	Confidential Information
Confidential Information shall include, but will not be limited to, information regarding research and development related to actual or anticipated products, inventions, whether patentable or non-patentable, hardware, software or other products, methods of manufacture, trade secrets, business plans, customer lists, finances, and any other data related to the business or affairs of the Company or the Company's Entities.  Confidential Information will include information in written, oral or any other form of communication. Confidential information includes the terms of this Agreement.

3.	Return of Confidential Information
All materials including, but not limited to, documents, notes, memoranda, records, diagrams, blueprints, bulletins, formulas, reports, computer programs, and any other material of any kind and in any form, coming into my possession or prepared by me in connection with my employment, are the exclusive property of the Company ("Documents").  I agree to return to the Company all such Documents upon termination of my engagement by the Company, unless I acquire the Company's specific written consent to release any such Document.

4.	Acknowledgement of Ownership; Assignment of Inventions.
4.1	Proprietary Rights. The term “Proprietary Rights” shall mean all trade secret, patent, copyright, mask work, design, and other intellectual property rights throughout the world.

4.2
Disclosure of Inventions.  I will promptly disclose in writing to the Company all Inventions, made or discovered or conceived or reduced to practice or developed by me, either alone or jointly with others, during the term of my employment. I will also disclose to the Company all Inventions made, discovered, conceived, reduced to practice, or developed by me within three (3) months after the termination of my employment with the Company which resulted, in whole or in part, from my prior employment by the Company. Such disclosures shall be received by the Company in confidence, to the extent such Inventions are not assigned to the Company pursuant to this Agreement.

4.3
Assignment of Inventions.  I hereby assign and agree to assign in the future (when any such Inventions or Proprietary Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to the Company all my right, title and interest in and to any and all Inventions whether or not patentable or registrable under copyright or other statutes, made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the period of my employment with the Company.  Inventions assigned to the Company, or to a third party as directed by the Company pursuant to this Section 4, are hereinafter referred to as “Company Inventions”.

4.4
Government or Third Party.  I also agree to assign all my right, title and interest in and to any particular Company Invention to any third party, including without limitation government agency, as directed by the Company.

4.5
Works Made for Hire.  I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by copyright are the sole property of the Company pursuant to applicable copyright law.

4.6
Assignment or Waiver of Moral Rights.  Any assignment of copyright hereunder (and any ownership of a copyright as a work made for hire) includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights” (collectively “Moral Rights”).  To the extent such Moral Rights cannot be assigned under applicable law and to the extent the following is allowed by the laws in the various countries where Moral Rights exist, I hereby waive such Moral Rights and consent to any action of the Company that would violate such Moral Rights in the absence of such consent.

4.7
Enforcement of Proprietary Rights.  I will assist the Company in every proper way to obtain, and from time to time enforce, any Proprietary Rights relating to Company Inventions in any and all countries.  To that end, I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof.  In addition, I will execute, verify and deliver assignments of such Proprietary Rights to the Company or its designee.  My obligation to assist the Company with respect to Proprietary Rights relating to such Company Inventions in any and all countries shall continue beyond the termination of my employment, but the Company shall compensate me at a reasonable rate after my termination for the time actually spent by me at the Company's request on such assistance.

4.8
Service Inventions. For the removal of any doubt, I agree that the provisions contained in Sections 4.2, 4.3 and 4.4 above will apply also to any “Service Inventions” as defined in the Israeli Patent Law, 1967 (the: “Patent Law”).  However, in no event will such Service Invention become my property, and the provisions contained in Section 132(b) of the Patent Law shall not apply unless the Company provides in writing otherwise.  I acknowledge and agree that the compensation and consideration I receive from the Company includes all compensation and consideration to which I may be entitled under law for Service Inventions, including, but without limitation to, the provisions contained in Section 134 of the Patent Law, and that I will not be entitled to additional royalties, consideration or other payments with regard to any prior Inventions, Company Inventions, Service Inventions or any of the intellectual property rights set forth above, including any commercialization of such prior Inventions, Company Inventions, Service Inventions or other intellectual property rights.

4.9
Records.  I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Company) of all of the Company's Proprietary Information developed by me and all of the Company's Inventions made by me during the period of my employment at the Company, which records shall be available to and remain the sole property of the Company at all times.

5.	Disclosure and Assignment of Inventions
I will promptly disclose and describe to the Company all of the inventions which I may conceive, make, reduce to practice, develop, author, or work on, in whole or in part, independently, or jointly with others, during the period of my employment by the Company, which either; (i) relate to the Company's Entities' business or actual or demonstrably anticipated research or development, (ii) are developed in whole or in part on the Company's time or with the use of any of the Company's equipment, supplies, facilities or trade secret information, or (iii) results directly or indirectly from any work I performed for the Company ("Inventions"). I agree to assign and do hereby assign to the Company any right, title and interest I might have worldwide in such Inventions and any intellectual property right based upon such Inventions.

6.	Assistance
I will, at the Company's expense, assist in preparation and registration of patents and any other intellectual property right in favor of the Company, in any jurisdiction deemed appropriate by the Company. Such assistance shall include, without limitation, the preparation of documents, drawings and other data and execution of assignments, applications and other forms. I agree to perform this obligation during and after my employment by the Company. In order to give full effect to this section I hereby irrevocably appoint the Company (and its representatives) as my attorney in fact, authorized in my name and on my behalf to execute all such documents.

7.	Non Competition
7.1
In any event of termination of my engagement with the Company, I agree that I will not, for a period of 24 months following such termination, either alone or jointly with others or as an agent, consultant or employee of any person, firm or company, directly or indirectly, carry on or engage in any activity or business which shall be in competition with the business of the Company's Entities ("Competing Entities").

7.2
Without derogating from the generality of the above, for the purpose of this Agreement, Competing Entities shall include any person or entity, that is engaged in development, production, or commercial activities similar to those of the Company, or major clients of the Company.

8.	Non-Solicitation
During the term of my employment by the Company and thereafter for a period of 24 (twenty-four) months, I will not solicit or encourage or cause others to solicit or encourage any employees of the Company's Entities to terminate their employment with the Company, and I will not assist any employees of the Company's Entities to engage with any Competing Entities.

9.	No Conflicting Obligations
I will not disclose to the Company any proprietary or confidential information belonging to any third party, including any prior or current employer or contractor, unless I have first received the written approval of that third party and present it to the Company. I undertake not to perform any activity related to my engagement with the Company on the premises of any third party, or while using any equipment or materials that belong to any such third party, unless instructed to do so by the Company. I am allowed to be engaged by other third parties for any purpose, provided that (i) such third party's activities and products will not compete or conflict, directly with the Company's business, activities and products, (ii) my engagement with such third parties will not conflict with my duties and undertakings hereunder, and (iii) in my engagement by such third parties I will not infringe any of the terms and conditions of this Agreement, including, without limitation, with respect to confidentiality, non-compete, and intellectual property rights.

10.	Third Party Information
I recognize that the Company has received and will in the future receive from third parties their confidential or proprietary information, subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes.  I agree to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person or entity or to use it except as necessary in carrying out my position with the Company, consistent with the Company's agreement with such third party.

11.	Breach of Obligation
I am aware that a breach of any of the obligations under this Agreement will cause the Company or the Company's Entities serious and irreparable harm, to which no monetary compensation can be an appropriate remedy. Therefore, I agree that if such a breach occurs, the Company shall be entitled, without prejudice, to take all legal means necessary, including any injunctive relief, to restrain any continuation or further breach of this Agreement, without any objection from my side.

12.	Assignment
This Agreement may be assigned by the Company. I may not assign or delegate my obligations under this Agreement without the Company's prior written approval.

13.	Survival
My obligations under this Agreement shall remain in full force for a period of 5 years from termination, for any reason, of my engagement with the Company, except for confidentiality which shall not be limited in time.

14.	Severability
In the event that any provision of this Agreement is held invalid or unenforceable in any circumstances by a court of competent jurisdiction, the remainder of this Agreement, and the application of such provision in any other circumstances, shall not be affected thereby, and the unenforceable provision shall be enforced to the maximum extent permissible under law, or otherwise shall be replaced by an enforceable provision that most nearly approximates the intent of the unenforceable provision. In the event that a court of competent jurisdiction shall determine that any provision of this Agreement or the application thereof is unenforceable in while or in part because of the duration, scope or geographic area thereof, the parties hereto agree that said court in making such determination shall have the power to reduce the duration, scope or geographic area of such provision to the extent necessary to make it enforceable, and that the Agreement in its reduced form shall be valid and enforceable to the full extent permitted by law.

15.	Condition to Engagement
I acknowledge that execution of this Agreement is a condition to the Company's engagement with me and the disclosure of any Confidential Information. I hereby declare and acknowledge that my confidentiality and non-competition obligations under this Agreement are fair, reasonable, and proportional, especially in light of the Special Compensation I receive under the employment agreement to which this Agreement is attached, and are designed to protect the Company's and the Company's Entities' secrets and their confidential information, which constitute the essence of their protected business and commercial advantage in which significant capital investments were made.

IN WITNESS WHEREOF, I hereunto set my hand:
/s/ Liran Brenner	2.8.2011
Liran Brenner	Date